Exhibit 99.1

                                           Contacts:
Clare Eckert (AUXILIO): 401-855-2601
Becky Herrick (IR Agency): 415-433-3777

AUXILIO Completes $1.85 Million Financing

Mission Viejo, CA – August 3, 2011 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, announced it closed a private offering of secured convertible promissory notes and warrants for gross proceeds of $1.85 million on Friday, July 29, 2011.

“We are pleased to complete this financing, which will help support our efforts to add new customer contracts from our strong and growing sales pipeline,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc.  “Furthermore, we believe our organic sales efforts; channel partnerships such as our expanded business development relationship with Sodexo; unique vendor-neutral MPS solution; and proprietary industry benchmark data will enable us to capture the significant and growing market opportunities in the US Managed Print Services health care industry as a whole.”

Cambria Capital, LLC acted as the placement agent for this offering.

Terms of the Financing

The notes mature July 29, 2014 and accrue interest at a rate of eight percent (8%) per annum, compounded annually, and the interest on the outstanding balance of each note is payable no later than thirty (30) days following the close of each calendar quarter.  The notes are convertible into 1,850,000 shares of common stock.   The warrants expire April 29, 2016 and are exercisable to purchase up to 370,000 shares of common stock at a price of $1.50 per share. The proceeds from the financing will be used for general working capital purposes.

Additional detail on the terms of the financing is included in the company’s Form 8-K filed concurrently with this release.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of managed print services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as “believes,”  “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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